Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SYROS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	3,220,241 shares (2)	$1.23 (3)	$3,960,896.43 (3)	$92.70 per $1,000,000	$367.18
Equity	Common Stock, $0.001 par value per share	Other	360,000 shares (4)	$4.81 (5)	$1,731,600 (5)	$92.70 per $1,000,000	$160.52
Equity	Common Stock, $0.001 par value per share	Other	750,000 shares (6)	$4.54 (7)	$3,405,000 (7)	$92.70 per $1,000,000	$315.65
Total Offering Amounts					$9,097,046.43		$843.35
Total Fee Offsets							$0
Net Fee Due							$843.35
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 1,600,000 shares issuable under the 2016 Stock Incentive Plan (the “2016 Plan”) pursuant to such plan’s evergreen provision; (ii) 620,241 shares issuable under the 2016 Employee Stock Purchase Plan (the “2016 ESPP”) pursuant to such plan’s evergreen provision; and (iii) 1,000,000 shares issuable under the 2022 Inducement Stock Incentive Plan (the “2022 Inducement Plan”).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Global Select Market on March 9, 2022, in accordance with Rule 457(c) under the Securities Act for the 3,220,241 shares issuable in the aggregate under the 2016 Plan, the 2016 ESPP and the 2022 Inducement Plan that are not subject to outstanding awards.

(4)

Consists of 360,000 shares issuable to Conley Chee under the Nonstatutory Stock Option Agreement for Inducement Award as a material inducement to his acceptance of employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $4.81, the exercise price of the shares covered by this registration statement that are subject to Conley Chee’s inducement stock option award.

(6)

Consists of 750,000 shares issuable to Jason Haas under the Nonstatutory Stock Option Agreement for Inducement Award as a material inducement to his acceptance of employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $4.54, the exercise price of the shares covered by this registration statement that are subject to Jason Haas’ inducement stock option award.